Exhibit 10.23

[CLARIA LETTERHEAD]

January 26, 2004

Richard Mora

Dear Richard:

On behalf of Claria Corporation (the “Company”), we are delighted to extend an offer to you to join the Company as Senior Vice President, Chief Financial Officer. The members of the Company’s management team are all very impressed with your credentials and we look forward to your future success in this position. The terms of your new position with the Company are as set forth below:

1.    Position.    As Senior Vice President, Chief Financial Officer, you will work out of the Company’s headquarters in Redwood City, CA, reporting to the President and CEO, Jeff McFadden.

2.    Start Date.    Subject to any conditions imposed by this letter agreement, you will commence your position with the company at a mutually agreed upon date but not later than February 10, 2004.

3.    Proof of Right to Work.    For purposes of Federal Immigration Law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4.    Compensation.

a.    Base Salary.    You will be paid a bi-weekly salary of $7,692.31 or $200,000 on an annualized basis. Your salary will be payable bi-weekly pursuant to the Company’s regular payroll policy.

b.    Bonus.    You will participate in the executive management bonus program. Your base annual incentive bonus target is $100,000. You have the opportunity to earn more or less than the target bonus based on the attainment of executive management team goals and individual goals as determined by the Company’s Board of Directors and President.

c.    Stock Options.    In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 500,000 shares of the Company’s Common Stock (“Shares”) with an exercise price equal to the fair market value on the date of the grant. The grant will vest according to the Company’s standard vesting schedule (25% on the first anniversary of the vesting commencement date, which corresponds to your employment start date, with the balance vesting in equal monthly installments over the subsequent three years). In addition, in a separate agreement, the Company will provide you with certain acceleration of vesting benefits in conjunction with change of control.

5.    Benefits.    You will be entitled to participate in the Company’s benefits plans. You will also be entitled to the Company’s vacation program, which is currently fifteen days vacation and ten paid holidays annually.

6.    Indemnity.    The Company maintains Directors’ and Officers’ Insurance. In addition, the Company’s bylaws permit it to indemnify its officers and directors to the fullest extent permitted under the Delaware General Corporation Law and to enter into indemnification contracts with its officers and directors. If the Board of Directors determines that it is in the best interests of the Company to enter into indemnification contracts with any of its offers or directors, as Chief Financial Officer, you will be entitled to such indemnification and the Company will enter into such an indemnification contract with you.

7.    Responsibilities.    You agree, to the best of your ability and experience, that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company. The Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice. You will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, that materially affects your ability to carry out your responsibilities as an employee of the Company, without the prior written consent of an officer of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria, or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

8.    Confidential Information and Invention Assignment Agreement.    Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and return to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

9.    Confidentiality of Terms.    You agree to follow the Company’s policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

10.    At-Will Employment.    Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability except as defined in paragraph 4.B of this letter.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to us, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,

Claria Corporation

By:	/s/ Jeff McFadden
Jeffrey A. McFadden
President & CEO

ACCEPTED AND AGREED:

Richard Mora

/s/ Richard Mora
Signature

1/27/04
Date

1/27/04
Start Date

Start Date Accepted

/s/ RM
Employee Initial

/s/ JM
Company Initial

Enclosure:	Confidential Information and Invention Assignment Agreement

Key Employee Retention Agreement